FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)   June 18, 2001
                                                  --------------



                            China Food & Beverage Co.
                            -------------------------
             (Exact Name of registrant as specified in its charter)


         Nevada                         000-11734                87-0548148
         ------                         ---------                ----------
(State or other jurisdiction     (Commission File Number)      (I.R.S. Employ
    of incorporation)                                        Identification No.)


          240 West Madison Avenue, 7th Floor, New York, New York 10016
          ------------------------------------------------------------
                    (Address of principal executive offices)


        Registrant's telephone number, including area code (877) 667-9377
                                                           --------------


                                 Non Applicable
                                 --------------

            8th West 38th Street, 9th Floor, New York, New York 10018
            ---------------------------------------------------------
         (Former name or former address, if changed since last report.)

ITEM 5:   OTHER EVENTS:
          -------------

The company announced that effective as of June 18, 2001, China Food & Beverage Co. entered into a cease-and-desist Order ("the Order"), along with its principal executive officer, with the Securities and Exchange Commission pursuant to section 21C of the Securities and Exchange Act of 1934. The Order instituting the cease-and-desist was entered by consent. A copy of the actual Order is attached.

EXHIBIT - Item 99:   SEC Cease-and-Desist Order.



                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            CHINA FOOD & BEVERAGE CO.



Date: June 29, 2001                     By: /s/ James A. Tilton
-------------------                     -----------------------
                                                James A. Tilton
                                                President

EXHIBIT 99

                            UNITED STATES OF AMERICA
                                   Before the
                       SECURITIES AND EXCHANGE COMMISSION

SECURITES EXCHANGE ACT OF 1934
Release No. 44440 / June 18, 2001

ADMINISTRATIVE PROCEEDING
File No.3-10512


In the Matter of

CHINA FOOD AND BEVERAGE CO.
and
JAMES TILTON,

     Respondents

ORDER INSTITUTING CEASE-AND-DESIST PROCEEDINGS PURSUANT TO SECTION 21C OF THE SECURITIES AND EXCHANGE ACT OF 1934, MAKING FINDINGS AND IMPOSING A CEASE-AND-DESIST ORDER

                                       I.

         The Securities and Exchange Commission ("Commission") deems it appropriate to institute public cease-and-desist proceedings against China Food and Beverage Co. ("China Food") and James Tilton ("Tilton") pursuant to Section 21C of the Securities Exchange Act of 1934 ("Exchange Act").

         In anticipation of these proceedings, Respondents China Food and Tilton submitted an Offer of Settlement, which the Securities and Exchange Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission or in which the Commission is a party, the Respondents consent to the entry of the findings and imposition of the cease-and-desist order ("Order") set forth below, without admitting or denying the findings of this Order, except that they admit the jurisdiction of the Commission over each of them and over the subject matter of these proceedings.

                                      II.

         On the basis of this Order and the Offers submitted by China Food and Tilton, the Commission finds that:

         A. China Food, located in New York, New York, was incorporated in Nevada in 1981. At all times relevant, China Food's common stock was quoted on the OTC Bulletin Board (a service of the NASDAQ Stock Market, Inc.). On November 19, 1997, China Food filed a registration statement with the Commission and is required to file periodic reports on Forms 10-Q and 10-K. During 1999, the company purportedly owned a brewery in China's Anhui province.

         B. James Tilton, age 39 and a resident of Whitestone, New York, was president, a director, and chief executive officer of China Food during all times relevant to these proceedings.

         C. In February 1999, China Food hired Anthony DiMarco ("DiMarco"), also known as Bruce Gorcyca, and his company, The Globus Group, Inc. of Miami, Florida to promote the company.

         D. DiMarco prepared press releases for China Food. On May 10, 1999, China Food and Tilton issued the first press release prepared by DiMarco stating that China Food's board of directors had voted to pursue a $4 million acquisition of television advertising time. This press release was false and misleading because China Food and Tilton had not obtained even basic information about who was selling the television advertising time or upon which television stations the time was available.

         E. On May 17, 1999, China Food and Tilton issued a second press release prepared by DiMarco stating that China Food had received a $60 million financing offer from an east coast investment banking firm. This press release was also false and misleading because the financing offer was from DiMarco's company. The Globus Group, which was not an investment banking firm and did not have the assets available to make such a loan.

         F. China Food and Tilton were reckless in issuing the two DiMarco press releases because they took no action to confirm the accuracy of these press releases before issuing them to the public.

         G. Section 10(b) of the Exchange Act and Rule 10b-5 prohibit persons from, directly or indirectly, in connection with the purchase or sale of securities by use of any means or instrumentality of interstate commerce or of the mails, employing any device, scheme or artifice to defraud; making any untrue statement of a material fact or omitting to state material facts necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; or engaging in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the sellers and purchasers of securities. China Food and Tilton violated Section 10(b) of the Exchange Act and Rule 10b-5 by issuing these two press releases with false and misleading statements about its acquisition of assets, and loan arrangements.

                                      III.

         In view of the foregoing, the Commission finds that it is appropriate to accept the Offers of Settlement submitted by China Food and Tilton.

         Accordingly, IT IS ORDERED pursuant to Section 21C of the Exchange Act that: China Food and Tilton cease and desist from committing or causing any violations or any future violations of Section 10(b) of the Exchange Act and Rule 10b-5

         By the Commission.

By: /s/ Jonathan G. Katz
------------------------
        Jonathan G. Katz
        Secretary